Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Aspen Neuroscience, Inc. (“Company”) and Damien McDevitt, Ph.D. (“Executive”).

The parties agree as follows:

1.
Employment. Effective January 18, 2021 (the “Effective Date”), Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2.
Duties.
2.1
Position. Executive is employed as President and Chief Executive Officer and shall have the duties and responsibilities assigned by Company’s Board of Directors (the “Board”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.
2.2
Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid work and receives the Board’s express written consent to do so. Notwithstanding the foregoing, Executive shall be permitted to serve as an outside director on the board of directors for one public or private company, provided such entity is not competitive with Company and subject to the provisions of Section 9 below.
2.3
Board Membership. On or promptly following the Effective Date, Executive will be elected to the Board, and Company shall use commercially reasonable efforts to provide that Executive will continue to serve on the Board so long as Executive continues to serve as the Company’s Chief Executive Officer.
2.4
Work Location. Executive’s principal place of work shall be located in San Diego, California, or such other location as Company may direct from time to time.
3.
At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Company subject to the provisions regarding termination set forth below in Section 7. No representative of Company, other than the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Chairperson of the Board (or other officer authorized by the Board) following approval of the Board (excluding Executive). Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.
Compensation.
4.1
Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of five hundred thousand dollars ($500,000.00) per year (the “Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Future adjustments in the Base Salary, if any, will be made by the Board (excluding Executive), or the compensation committee thereof, in its sole and absolute discretion. Notwithstanding the foregoing, from and after the closing of Company’s Series B Preferred Stock financing or other equity financing (excluding, for the avoidance of doubt, any amounts raised pursuant to Company’s Series A Preferred Stock Purchase Agreement made as of March 27, 2020 (as amended from time to time, the “Series A Purchase Agreement”)) in which Company actually receives (whether in a single transaction or a series of related transactions) at least $40 million (the “Funding Threshold”), Executive’s annualized Base Salary will be increased to five hundred fifty thousand dollars ($550,000.00) per year, less applicable withholdings and other authorized deductions, effective as of such date on which Company has actually achieved such Funding Threshold.
4.2
Incentive Compensation. Executive will be eligible to receive incentive compensation on an annual basis, which shall initially be set at a target amount equal to fifty percent (50%) of Executive’s then-current Base Salary for the applicable calendar year (the “Bonus”). The actual amount of any Bonus to be paid to Executive shall be determined by the Board based on achievement of metrics and milestones (which metrics and milestones shall be established by the Board, or the compensation committee thereof, not later than March 1 of the applicable calendar year, taking into consideration input to be provided by Executive), and other requirements and terms, in each case as established and determined by the Board in its sole discretion. Except as specifically provided for in Section 7 below, Executive shall be required to remain employed with Company through the date of payment of the Bonus in order to earn the Bonus. The Bonus, if earned, will be paid concurrently with the payment of similar earned annual bonuses to other senior executives of Company generally, but in no event later than seventy-five (75) days following the last day of the applicable fiscal year for which the Bonus is being measured.
4.3
Stock Options. Subject to the approval of the Board, Executive will be granted an (a) an option to purchase a number shares of Company’s common stock equal to five percent (5%) of Company’s fully-diluted capitalization (the “Initial Option”) and (b) an additional option to purchase a number shares of Company’s common stock equal to two and one half percent (2.5%) of Company’s fully-diluted capitalization (the “Additional Option” and together with the Initial Option, the “Options”), in each case in accordance with Company’s 2018 Stock Plan (as amended from time to time or any successor equity incentive plan being, the “Plan”) and related stock option documents. The number of shares subject to the Options shall be calculated as of the Effective Date and shall assume the issuance of the shares of Company’s Series A-2 Preferred Stock currently contemplated to be sold and issued pursuant to Company’s Series A Purchase Agreement. The Options will each have an exercise price per share equal to the fair market value of one share of Company’s common stock on the date of grant of the applicable Option, as determined by the Board. As a condition of receipt of the Options, Executive will be required to sign Company’s standard form of notice of grant of stock option and stock option agreement

(together, the “Agreement”) and the Option will be subject to the terms and conditions of the Plan and the Agreement (together, the “Plan Documents”). Subject to Executive’s continued employment with the Company, the Initial Option will vest over a four- year period from and after the Effective Date, with 25% of the shares subject to the Initial Option becoming vested on the first year anniversary of the Effective Date and the remaining shares subject to the Initial Option vesting in equal monthly installments over the subsequent thirty-six (36) month period. Subject to Executive’s continued employment with Company, the Additional Option will vest in accordance with certain reasonable long-term milestones to be mutually agreed upon following the Effective Date between Executive and the Board. Notwithstanding the foregoing, the Options shall be eligible for accelerated vesting if Executive’s employment with Company is terminated by Company without Cause (as defined in the Plan) or Executive terminates Executive’s employment with Company for Good Reason (as defined below) as further described in Section 7 below.
5.
Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Notwithstanding any Company vacation policy to the contrary, Executive will be eligible to take twenty (20) days paid vacation per calendar year. If accrued vacation time is not used by the end of the calendar year, Executive may carry over unused time to the next calendar year; however, Executive may only accrue vacation up to a maximum accrual of thirty (30) days’ vacation. Once Executive reaches the maximum accrual amount, Executive will not accrue any additional vacation time until Executive uses accrued vacation time, causing Executive’s accrued but unused vacation balance to fall below the maximum accrual amount. Executive will not receive retroactive credit for any period of time in which Executive did not accrue vacation because Executive had accrued the maximum amount. The Company reserves the right to change or eliminate any employee benefit on a prospective basis, at any time, effective upon notice to Executive.
6.
Business Expenses. Executive will be reimbursed for all reasonable, out-of- pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.
7.
Termination of Executive’s Employment.
7.1
Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. In the event Executive’s employment is terminated in accordance with this Subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination, including payment of any accrued but unused vacation (the “Accrued Benefits”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For the avoidance of doubt, Executive will not be entitled to receive the Severance Package described in Subsection 7.2 below.

7.2
Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time. In the event of such termination, Executive will receive the Accrued Benefits. In addition, Executive will receive a “Severance Package” that shall include (a) a severance payment consisting of continued payment of Executive’s Base Salary as in effect on the date of termination for a period of twelve (12) months (“Severance Period”), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deduction, payable in accordance with Company’s regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date; (b) payment by Company of the premiums required to continue Executive’s group health care coverage for a period of twelve (12) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer or source during this period; (c) to the extent Executive has not yet received payment of a Bonus for the prior calendar year, a payment of the full target annual Bonus for that year; (d) payment of Executive’s full target annual Bonus for the calendar year in which such termination occurs; (e) the acceleration of vesting of a number of shares subject to the Initial Option that would have otherwise vested over the subsequent twelve (12) month period following termination of Executive’s employment; and (f) the acceleration of vesting of a number of shares subject to the Additional Option which shall be calculated based upon the Board’s good faith determination of progress made towards achievement of the milestones established for the vesting of the Additional Option. Executive will only receive the Severance Package if Executive: (i) complies with all surviving provisions of this Agreement as specified in Subsection 13.8 below and the PIIA (as defined below); (ii) executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date; and (iii) agrees to provide reasonable transition assistance to the Company or any of its subsidiaries throughout the Severance Period as requested from time to time by the Company or its authorized representatives, ((i) - (iii) shall be collectively referred to as “Severance Obligations”). All other Company obligations to Executive will be automatically terminated and completely extinguished.
7.3
Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive the Accrued Benefits, and the Severance Package described in Subsection 7.2 above, provided Executive complies with all of the conditions in Subsection 7.2 above, including the Severance Obligations. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. As used in this Agreement, the term “Good Reason” means Executive’s voluntary resignation of employment within sixty (60) days after the occurrence of one or more of the following circumstances, provided that Executive has notified Company (or its successor) in writing of Executive’s assertion that one of the following circumstances has occurred, which notice has been delivered within thirty (30) days following Executive becoming aware of such circumstance: (i) a reduction of more than ten percent (10%) in Executive’s base salary or target annual bonus, each as then in effect, unless the reduction is made as part of, and is generally consistent with, a general reduction of salaries or bonuses of similarly situated executives; (ii) relocation of Executive’s principal place of work to a location resulting in an increase in Executive’s daily commute to such principal place of work by more than thirty-five (35) miles, without Executive’s prior written approval; or (iii) a material diminution in Executive’s authority, responsibility, duties, or role such that Executive’s authority, responsibilities, duties and/or role are no longer commensurate with Executive being Company’s most senior executive officer (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), provided that such action is not taken in connection with a termination of Executive’s employment by Company; provided, however, that Company (or its successor) has been provided with written notice of the circumstance and thirty (30) days from the receipt of written notice in which to cure such circumstance and Company (or its successor) fails to cure such circumstance during such thirty-day period.
7.4
Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive the Accrued Benefits and benefits for the duration of the notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, for the avoidance of doubt, Executive will not be entitled to receive the Severance Package described in Subsection 7.2 above.
7.5
Pay in Lieu of Notice Period. Should Executive resign Executive’s employment with or without Good Reason upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.
7.6
Termination for Death or Disability; Winding Down or Dissolutions. If Executive’s employment with Company terminates as a result of Executive’s death or disability, Executive’s estate or Executive, as applicable, will be entitled to receive only the Accrued Entitlements. If Executive’s employment with Company terminates as a result of the winding down or dissolution of Company, Executive will be entitled to receive only the Accrued Entitlements. All Company obligations to Executive pursuant to this Agreement will otherwise become automatically terminated and completely extinguished.
7.7
Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including Board membership) Executive may hold with or on behalf of Company.
7.8
Application of Section 409A.
(a)
To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable under this Agreement on account of any termination of employment shall only be paid if the Executive experiences a “separation from service” as defined in Section 409A of the Code and the regulatory and other guidance issued thereunder (the “Section 409A Regulations”).

Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
(b)
Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
(c)
Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)
For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
7.9
Termination Upon a Change of Control.
(a)
Severance Payment. If Executive’s employment is terminated by Company other than for Cause or by Executive for Good Reason, in either case solely to the extent such termination occurs during the period beginning thirty (30) days immediately prior to the consummation of a Change in Control (as defined in the Plan) and ending on the date which is twelve (12) months immediately following the consummation of such Change in Control, Executive shall be entitled to receive: (i) a severance payment consisting of continued payment of Executive’s Base Salary as then in-effect for eighteen (18) months, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with Company’s regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date; (ii) payment by Company of the premiums required to continue Executive’s group health care coverage for a period of eighteen (18) months following the termination, under the applicable provisions of COBRA, provided Executive elects to continue and remain eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer or source during such period; (iii)

to the extent Executive has not yet received payment of a Bonus for the prior calendar year, payment of the full target annual Bonus for such year; (iv) payment of Executive’s full targeted annual Bonus for the calendar year in which such termination occurs; and (v) 100% of the Options shall immediately become vested and exercisable, provided Executive complies with all the conditions described in Subsection 7.2 above, including the Severance Obligations.
(b)
280G. If, due to the benefits provided under Subsection 7.9(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under Subsection 7.9(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under Subsection 7.9(a) will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(l) of the Code.
8.
No Violation of Rights of Third Parties. By entering into this Agreement with Company, Executive represents that Executive is not a party to any other agreement which will interfere with Executive’s ability to fully and satisfactorily provide the services for which Executive is being employed by Company. During Executive’s employment with Company, Executive will not breach any agreement between Executive and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by Executive prior to Executive’s employment with Company. In addition, Executive agrees that Executive will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Executive agrees not to enter into any agreement, whether written or oral, in conflict with Executive’s promises in this provision.
9.
No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board (excluding Executive) in its sole discretion. If the Board (excluding Executive) believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work and or activities or resign employment with Company pursuant to Section 7.4 above, and if Executive refuses to discontinue such other work or activities, Executive shall so resign.
10.
Confidentiality and Proprietary Rights. As a condition of employment, Executive agrees to read, sign and abide by Company’s Employee Proprietary Information and Inventions Agreement (“PIIA”), which is provided with this Agreement and incorporated herein by reference.

11.
Injunctive Relief Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company that in addition and supplementary to any other rights and remedies existing in its favor, will be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). The prevailing party shall be entitled to reimbursement of all reasonable attorneys’ fees and costs.
12.
Arbitration. Executive has been provided with Company’s Employment Arbitration Agreement (“Arbitration Agreement”) whereby any claims arising out of Executive’s employment, the termination thereof or this Agreement, will be submitted to binding arbitration. Executive may elect, at Executive’s option, to enter into the Arbitration Agreement.
13.
General Provisions.
13.1
Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
13.2
Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
13.3
Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.
13.4
Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
13.5
Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
13.6
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
13.8
Survival. Sections 8 (“No Violation of Rights of Third Parties”), 9 (“No Conflict of Interest”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Injunctive Relief’), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.
14.
Entire Agreement. This Agreement, including the PIIA incorporated herein by reference, the Arbitration Agreement (to the extent signed by Executive) and the Plan and related option documents described in Subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only by a written agreement signed by Executive and the Chairperson of the Board (or other officer authorized by the Board) following approval of the Board (excluding Executive). No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Damien McDevitt, Ph.D.
Dated:	1/19/2021	/s/Damien McDevitt, Ph.D.

Aspen Neuroscience, Inc.

Dated:	1/19/2021	By:	/s/Faheem Hasnain
Faheem Hasnain
Chairman of the Board